Exhibit 3.1

BIMINI CAPITAL MANAGEMENT, INC.

ARTICLES SUPPLEMENTARY RECLASSIFYING SHARES OF

CLASS A PREFERRED STOCK AND

CLASS B PREFERRED STOCK INTO PREFERRED STOCK

Bimini Capital Management, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 2-208 of the Maryland General Corporation Law and Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board”), by resolutions duly adopted on December 21, 2015, reclassified and designated 1,800,000 shares of authorized but unissued Class A Redeemable Preferred Stock, par value $0.001 per share, of the Corporation (“Class A Preferred Stock”) and 2,000,000 shares of authorized but unissued Class B Redeemable Preferred Stock, par value $0.001 per share, of the Corporation (“Class B Preferred Stock”) into undesignated preferred stock, par value $0.001 per share, of the Corporation (“Preferred Stock”).

SECOND: 1,800,000 shares of the authorized but unissued Class A Preferred Stock and 2,000,000 shares of the authorized but unissued Class B Preferred Stock have been reclassified and designated by the Board as undesignated Preferred Stock under the authority contained in the Charter. After giving effect to the reclassification and designation of the shares of Class A Preferred Stock and Class B Preferred Stock set forth herein, the Corporation has authority to issue 10,000,000 shares of undesignated Preferred Stock and no shares of Class A Preferred Stock or Class B Preferred Stock.

THIRD: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FOURTH: These Articles Supplementary shall be effective upon the filing of these Articles Supplementary.

FIFTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of December, 2015.

ATTEST:		BIMINI CAPITAL MANAGEMENT, INC.

By:	/s/ Robert E. Cauley	By:	/s/ G. Hunter Haas, IV
Name:	Robert E. Cauley	Name:	G. Hunter Haas, IV
Title:	Secretary	Title:	President